EXHIBIT 5.1

Leonard W. Burningham

Lawyer

Hermes Building - Suite 205

455 East Fifth South

Salt Lake City, Utah 84111-3323

Of Counsel

Telephone (801) 363-7411

Branden T. Burningham, Esq.

Fax (801)355-7126

Bradley C. Burningham, Esq.

            email lwb@burninglaw.com

September 24, 2014

Board of Directors

Oak Ridge Energy Technologies Inc.

3046 E. Brighton Place

Salt Lake City, Utah 84121

Ladies and Gentlemen:

We are acting as counsel for Oak Ridge Energy Technologies Inc., a Colorado corporation (the “Company”), in connection with its filing with the United States Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-8, including any amendments thereto (the “Registration Statement”).  The Registration Statement relates to the offering of up to 10,500,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) pursuant to the Oak Ridge Energy Technologies, Inc. 2014 Equity Incentive Plan (the “Plan”).  This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Securities Act.

In reaching the opinion stated in this letter, we have reviewed originals and copies of the Registration Statement, the Plan, the Articles of Incorporation and the Bylaws of the Company, the Board of Directors and shareholder resolutions approving the Plan and authorizing the issuance of the Shares, and such other documents as we have considered relevant.  We have assumed that:  (i) all information contained in all documents that we have reviewed is correct; (ii) all signatures on all documents that we have reviewed are genuine; (iii) all documents submitted to us as originals are true and complete; (iv) all documents submitted to us as copies are true and complete copies of the originals thereof; (v) each natural person signing any document that we have reviewed had the legal capacity to do so; and (vi) each natural person signing in a representative capacity any document that we have reviewed had authority to sign in such capacity.

Based on the foregoing, it is our opinion that the Shares being registered are duly authorized, and when issued and sold in accordance with the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable.

September 24, 2014

We hereby consent to the use of this opinion letter as Exhibit 5.1 of the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is limited to the laws of the State of Colorado and federal law as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

Very sincerely yours,

/s/ Leonard W Burningham

Leonard W Burningham